EXHIBIT 10.1
THIRD AMENDMENT TO
CONSTRUCTION AND TERM LOAN AGREEMENT

THIS THIRD AMENDMENT TO CONSTRUCTION AND TERM LOAN AGREEMENT (“Third Amendment”) dated as of the 31st day of March, 2009 (the “Effective Date”), is entered into by and between SHOW ME ETHANOL, LLC, a Missouri limited liability company (the “Borrower”) and FCS FINANCIAL, PCA, as agent (the “Agent”) for itself and on behalf of the other Banks.

WITNESSETH:

WHEREAS, that as of March 1, 2007, the parties hereto, along with the Banks, entered into that certain Construction and Term Loan Agreement (the “Loan Agreement”), wherein, among other things the Agent provided funds to Borrower in connection with the construction of  the Project; and

WHEREAS, that as of June 2, 2008, the parties hereto entered into that certain First Amendment to Construction and Term Loan Agreement (the “First Amendment”), and on or about December 30, 2008, the parties entered into that certain Second Amendment to Construction and Term Loan Agreement (the “Second Amendment”); and

WHEREAS, Borrower and Agent hereby desire to further amend the Loan Agreement as hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions contained in this Amendment, and of any loans or extensions of credit or other financial accommodations at any time made to or for the benefit of Borrower by the Banks, the Borrower, the Banks and Agent agree as follows:

1.           Certain Defined Terms.  The parties hereto acknowledge and agree that the following items of Section 1.01 “Certain Defined Terms” shall be deleted in their entirety and amended as follows:

““EBITDA” shall mean Borrower’s earnings before interest, taxes, depreciation, and amortization.

“Equity Drive” shall mean Borrower’s voluntary request of its members for the contribution of a minimum of $5,700,000.00 in cash or other form of equity on or before April 1, 2009.

“Fixed Charge Coverage Ratio” shall mean the ratio of the Borrower’s EBITDA to the Borrower’s current portion of long term debt, interest expense, tax distributions, dividends and capital expenditures.

“Hedging Policy” shall mean the Borrower’s policy regarding the purchase and sale of corn, DGS, ethanol and/or natural gas, as approved by Borrower’s board of managers.

“Minimum Equity Percentage” shall mean the percentage value of Borrower’s equity divided by Borrower’s total assets.

“Railroad Spur Easement” shall mean that certain Railroad Spur Easement dated January 9, 2007, by and between Ray-Carroll and Borrower.

“Ray-Carroll Subordinated Loan” shall mean a loan in the amount of approximately $12,000,000 evidenced by a Subordinated Secured Promissory Note due in March of 2014 between Ray-Carroll and Borrower to settle the Existing Corn Contracts.

“Subordinated Debt” means any and all Debt of Borrower held by any Person other than Agent, and Bank, or the Revolving Credit Lender pursuant to either this Agreement or the Revolving Credit Agreement, including, without limitation the Member Loan and the Ray-Carroll Subordinated Loan.

“Working Capital” means current assets of the Borrower less current liabilities (excluding the then current portion of the Long Term Debt) of the Borrower; provided, however, the Member Loan and the Ray-Carroll Subordinated Loan shall each be excluded as a Debt in the determination of Working Capital until such time as the Member Loan or the Ray-Carroll Subordinated Loan is then currently due and owing.”

2.           Payment of Term Loan.  The parties hereto acknowledge and agree that the last sentence of Section 2.03(c) “Payment of Term Loan” shall be deleted in its entirety and replaced with the following:

“During the term of the Term Loan, the Borrower may, upon prior written notice to the Agent, defer up to four (4) quarterly principal payments to the Term Maturity Date.  One of the four deferrals shall include the February 1, 2009 principal payment deferment.”

3.           Excess Cash Flow.  The parties hereto acknowledge and agree that the first sentence of Section 2.03(d) “Excess Cash Flow” shall be deleted in its entirety and replaced with the following:

“Beginning with January 1, 2011, and in addition to all other payments of principal and interest required under this Agreement or the Notes, the Borrower shall annually remit to the Agent an amount equal to fifty percent (50%) of the Borrower’s Excess Cash Flow on or before that certain date which is one hundred fifty (150) days after the completion of Borrower’s immediately preceding fiscal year.”

4.           Revolving Credit Facility.   The parties hereto acknowledge and agree that Section 2.11(f) “Revolving Credit Facility” shall be deleted in its entirety and replaced with the following:

“Revolving Credit Facility. The parties acknowledge and agree effective as of November 6, 2007, Revolving Credit Lender and Borrower entered into the Revolving Credit Facility to provide Borrower with funds for use in the operation of the Project, as amended, in the maximum principal amount of Five Million Dollars ($5,000,000.00).  Additionally, the Banks agree and acknowledge that all or a portion of the Collateral shall be secured equally and ratably with the Revolving Credit Facility on the same lien priority basis.”

5.           Reporting Requirements.  The parties acknowledge and agree that Subsections 5.01(c)(xiii)-(xv) shall be amended to read as follows:

“(xiii)	as soon as reasonably available, Borrower's updated weekly rolling thirteen (13) week cash flow analysis in a form and substance reasonably acceptable to Agent.

(xiv)
as soon as reasonably available, Borrower’s updated weekly detailed report of Borrower’s hedging positions and a certificate of compliance with the Hedging Policy from an authorized officer of Borrower.”

6.           Affirmative Covenants.  The Parties hereto acknowledge and agree that a new Section 5.01 “Affirmative Covenants” shall be amended as set forth below and read as follows:

“(a)           Net Worth.  Maintain as of the Closing Date Net Worth not less than $31,995,000.00.  Thereafter, from the Closing Date until September 29, 2008, maintain at all times Net Worth measured on a quarterly basis at the end of each quarter of not less than $28,000,000.00, and for the period between September 30, 2008 and March 31, 2009, Net Worth not less than $14,000,000.00 as measured on a monthly basis.  Following April 1, 2009 through the Term Maturity Date, Borrower shall not be required to maintain a minimum Net Worth.

(b)           Minimum Fixed Charge Coverage Ratio. Maintain a minimum Fixed Charge Coverage Ratio of (a) not less than .70:1.00 for the period of January 1, 2009 through December 31, 2009; (b) not less than 1.05:1:00 for the period of January 1, 2010 through December 31, 2010; and (c) not less than 1:10:1.00 from January 1, 2011 through the Term Maturity Date.

(c)           Minimum Working Capital. Maintain Working Capital in an amount not less than (a) $3,000,000.00 for the period from April 1, 2009 through and including December 31, 2009; (b) $3,500,000.00 from January 1, 2010 through and including December 31, 2010; and (c) $4,000,000.00 from January 1, 2011 through the Term Maturity Date.

(d)           Minimum Equity Percentage.  Maintain a Minimum Equity Percentage of greater than thirty-five percent (35%) for those periods measured between the Closing Date and September 29, 2008, and for the period September 30, 2008 through March 31, 2009, maintain a Minimum Equity Percentage of no less than seventeen percent (17%), as measured on a monthly basis.  Following April 1, 2009 through the Term Maturity Date, Borrower shall not be required to maintain a Minimum Equity Percentage.

(e)           Financing/Equity Opportunities.  On or before December 31, 2010, Borrower shall retain a financial advisor to assist the Borrower in evaluating potential financing or sale transactions.

(f)           Plant Manager.  On or before May 1, 2009, Borrower must either (i) retain a plant manager to operate the Project; or (ii) enter into a consulting agreement with an individual or company to provide ongoing assistance with the operation of the Project.

(g)           Risk Management.  On or before May 1, 2009, Borrower must retain a risk manager to assist the Borrower in managing the Borrower’s commodity risk and assist in compliance with the Hedging Policy.

(h)           Amendment to Air Permit.  On or before December 31, 2009, Borrower shall prepare a report outlining the feasibility obtaining an individual and permanent air permit with the State of Missouri on terms and conditions as shall be reasonably acceptable Lender.”

7.           Negative Covenants.  The Parties hereto acknowledge and agree that a new Section 6.01(v) and (vi) shall be added to the Agreement and shall read as follows:

“(v)           Engage in any activity which materially violates the Hedging Policy, including, but not limited to entering into any forward contracts with Ray-Carroll, without proper risk management authorization; provided, however, the failure of Borrower to maintain compliance with the Hedging Policy, as reported to Agent on a weekly basis, shall only be an Event of Default in the event Borrower fails to maintain compliance in three (3) consecutive weeks or in more than seven (7) weeks in a given twelve (12) month period.

(vi)           Suspend, eliminate or materially modify or amend the Hedging Policy without Agent’s prior written consent; provided, however, on or before July 1, 2009, the Borrower, with the mutual agreement of the Agent and the advice of Borrower’s risk manager shall prepare an updated Hedging Policy which shall take into account Borrower’s increased capacity and current efficiencies.  Following completion of the updated Hedging Policy and notwithstanding the foregoing, upon delivery of advanced written notice to Agent, Borrower may temporarily suspend, modify or amend the Hedging Policy for a period of not to exceed fifteen (15) days for a business reason in the sole judgment of the Borrower’s Board of Managers and following the temporary suspension, modification or amendment of the Hedging Policy the Borrower and Agent shall, if required, mutually agree upon provisions implementing the temporary suspension, modification or amendment.”

8.           Conditions Precedent to this Third Amendment.  The Parties hereto acknowledge and agree that following shall be condition precedent to the execution and delivery of this Amendment by Agent:

8.1           Updated Borrower’s Cash Flow Analysis.  Borrower shall have delivered to Agent Borrower’s updated weekly rolling thirteen (13) week cash flow analysis in a form acceptable to Agent.

8.2           Current Hedging Report; Hedging Policy.  Borrower shall have delivered to Agent, Borrower’s current report on its hedging positions in a form and substance reasonably acceptable to Agent and a copy of the Hedging Policy.

8.3           Completion of Equity Drive.  Completion of the Equity Drive and the placement of all contributed funds in a designated Borrower bank account.

8.4           Settlement of Existing Corn Contracts.  Borrower and Ray-Carroll shall have entered into an agreement, on terms reasonably acceptable to Agent and the Term Loan Lender, for the settlement of the amounts owed and the delivery of all remaining bushels of corn under the Existing Corn Contracts.

8.5           Intercreditor Agreement with Ray-Carroll.  Agent, Borrower and Ray-Carroll shall have entered into an intercreditor agreement, acceptable to Lender and the Revolving Loan Lender.

8.6           Financial Forecasts.  Borrower shall have delivered to Lender Borrower’s revised twelve (12) month financial forecast and Borrower’s five (5) year financial forecast, both of which shall be acceptable to Agent, in its sole discretion.”

9.           CONSENT TO JURISDICTION.  The parties hereto acknowledge and agree that Section 8.08(a) shall be deleted in its entirety and the following inserted in its place:

“(a)           THE BORROWER CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF SAINT LOUIS, MISSOURI AND WAIVES ANY OBJECTION WHICH THE BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT.  THE BORROWER FURTHER AGREES THAT AT ALL TIMES THE BORROWER SHALL HAVE AT LEAST ONE REGISTERED AGENT WITHIN THE CONTINENTAL UNITED STATES OF AMERICA, WHICH AGENT SHALL ACCEPT ANY AND ALL SERVICE OF PROCESS UPON THE BORROWER, AND THAT IN THE EVENT THE BORROWER FAILS AT ANY TIME TO HAVE SUCH A REGISTERED AGENT, OR SUCH REGISTERED AGENT REFUSES SUCH SERVICE OF PROCESS FOR ANY REASON WHATSOEVER, THEN SERVICE OF ANY AND ALL SUCH PROCESS UPON THE BORROWER MAY BE MADE BY MAIL OR MESSENGER DIRECTED TO THE BORROWER AT THE ADDRESS SET FORTH IN SECTION 8.02.  SERVICE SO MADE SHALL BE DEEMED TO CONSTITUTE PERSONAL SERVICE UPON THE BORROWER, AND SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO THE BORROWER’S ADDRESS.  AT THE OPTION OF THE AGENT, THE BORROWER WAIVES, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE AGENT. NOTHING IN THIS PARAGRAPH SHALL AFFECT THE RIGHT OF THE AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE BORROWER’S PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.”

10.           Additional Indebtedness.  By execution of this Third Amendment, Agent hereby consents to Borrower incurring additional Indebtedness in the form of the Ray-Carroll Subordinated Loan.

11.           Multiple Counterparts.  This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

12.           Reaffirmation of Previous Terms and Conditions.  All of the remaining terms and conditions of the Agreement, as amended, where not inconsistent with the above, shall remain the same and are hereby republished, reaffirmed and restated as of the date hereof.

13.           Statutory Notice Pursuant to RSMO § 432.047.3(1).

“Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable, regardless of the legal theory upon which it is based that is in any way related to the credit agreement.  To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.”

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers and duly authorized, as of the date first above written.

BORROWER:

SHOW ME ETHANOL, LLC,
a Missouri limited liability company

By:
Title:

AGENT, for itself and on behalf of the Banks:

FCS FINANCIAL, PCA

By:
Title: